EXHIBIT 4.2

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (the “Amendment No. 1”), is made and entered into as of April 14, 2008, by and between Northwest Airlines Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).  Capitalized terms used but not herein defined shall have the meanings ascribed thereto in the Rights Agreement, dated as of May 25, 2007, between the Company and the Rights Agent (the “Rights Agreement”).

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of April 14, 2008, by and among Delta Air Lines, Inc. (“Delta”), Nautilus Merger Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Delta (“Merger Sub”), and the Company, pursuant to which, among other things, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the “Merger”).  The Board of Directors of the Company has approved the Merger Agreement;

WHEREAS, the Board of Directors of the Company has determined that, in connection with the execution of the Merger Agreement, it is necessary and desirable to amend the Rights Agreement to exempt the Merger Agreement, the execution thereof and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement, in each case as set forth in this Amendment No. 1; and

WHEREAS, (i) pursuant to Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights for so long as the Rights are then redeemable; (ii) pursuant to Section 23 of the Rights Agreement, the Rights are redeemable, by action of the Board of Directors, at any time prior to such time as any Person first becomes an Acquiring Person; (iii) no Person has become an Acquiring Person and therefore the Rights are redeemable; (iv) pursuant to Section 27 of the Rights Agreement, an appropriate officer of the Company has delivered a certificate to the Rights Agent stating that the proposed supplements and amendments to the Rights Agreement set forth in this Amendment No. 1 are in compliance with Section 27 of the Rights Agreement; and (v) pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment No. 1 immediately prior to the execution of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.             Amendments to Rights Agreement.

(a)                                  The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by inserting the following sentence at the end of Section 1(a):

“Notwithstanding anything in this Section 1(a) to the contrary, none of Delta Air Lines, Inc., a Delaware corporation (“Delta”), Nautilus Merger Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Delta (“Merger Sub”), or any of their respective Affiliates or Associates, either individually, collectively or in any combination, shall be deemed to be an “Acquiring Person” solely by virtue of, or as a result of, (A) the approval, execution, delivery, adoption or performance of the Agreement and Plan of Merger (as it may be amended from time to time), dated as of April 14, 2008, by and among Delta, Merger Sub and the Company (as it may be amended from time to time, the “Merger Agreement”), or (B) the consummation of the Merger (as defined in the Merger Agreement) and the other transactions pursuant to the terms of the Merger Agreement, or (C) the public announcement of any thereof, or (D) any combination of the foregoing (such actions described in this sentence, the “Permitted Events”).”

(b)                                 The definition of “Beneficial Owner” in Section 1(d) of the Rights Agreement is amended by inserting the following subclause (iv) at the end of Section 1(d):

“(iv)  Notwithstanding anything in this Section 1(d) to the contrary, none of Delta, Merger Sub or any of their respective Affiliates or Associates, either individually, collectively or in any combination, shall be deemed a Beneficial Owner of, or to beneficially own, any securities solely by virtue of, or as a result of, any Permitted Event.”

(c)                                  The definition of “Stock Acquisition Date” in Section 1(s) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

(d)                                 Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred and nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement solely by virtue of, or as the result of, any Permitted Event.”

(e)                                  Section 7(a) of the Rights Agreement is modified, amended and restated as follows:

“Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-thousandth of a share of Preferred Stock (or other securities, cash or assets, as the case may be) as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the time (the “Expiration Date”) that is the earliest of (i) the time immediately prior to the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), but only if the Effective Time shall occur, (ii) the close of business on May 31, 2017 (the “Final Expiration Date”), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iv) the time at which such Rights are exchanged as provided in Section 24 hereof.  Except for those provisions herein which expressly survive the termination of this Rights Agreement, this Rights Agreement shall terminate at such time as the Rights are no longer exercisable hereunder.”

(f)                                    Section 11(a)(ii) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding the foregoing or anything in this Agreement to the contrary, the provisions of this Section 11(a)(ii) and rights hereunder shall not be deemed to be triggered solely by virtue of, or as the result of, any Permitted Event.”

(g)                                 Section 13(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding the foregoing or anything in this Agreement to the contrary, the provisions of this Section 13(a) and rights hereunder shall not be deemed to be triggered solely by virtue of, or as the result of, any Permitted Event.”

(h)                                 Section 13(b) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding the foregoing or anything in this Agreement to the contrary, none of Delta, Merger Sub or any of their respective Affiliates or Associates, either individually, collectively or in any combination, shall be deemed a Principal Party solely by virtue of, or as a result of, any Permitted Event.”

(i)                                     A new Section 36 is added to read in its entirety as follows:

“Section 36.  Termination.  Notwithstanding anything herein to the contrary,

immediately prior to the Effective Time, but only if the Effective Time shall occur, (i) this Agreement shall be terminated and be without further force or effect, (ii) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (iii) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement; provided, however, that notwithstanding the foregoing, Sections 18 and 20 hereof shall survive the termination of this Agreement.”

2.             Interpretation.  The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

3.             Severability.  If any term, provision, covenant or restriction of this Amendment No. 1 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 1, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4.             Waiver of Notice.  The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment No. 1 (but not pertaining to the matters covered by the amending language quoted in sections 1(a)-1(i) hereof).

5.             Effectiveness.  This Amendment No. 1 shall be deemed effective as of the date first written above and shall be deemed to be in full force and effect prior to the execution of the Merger Agreement.  To the extent that the terms and provisions of the Rights Agreement do not conflict with the terms and provisions of this Amendment No. 1, then such terms and provisions shall remain in full force and legal effect.  To the extent that there is a conflict between the terms and provisions of the Rights Agreement and this Amendment No. 1, the terms and provisions of this Amendment No.1 shall govern for purposes of the subject matter of this Amendment No. 1 only.  If for any reason the Merger Agreement is terminated, then the Company shall promptly notify the Rights Agent of such termination.

6.             Governing Law.  This Amendment No. 1 shall be deemed a contract made under the laws of the State of Delaware, and for all purposes of this Amendment No. 1 shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

7.             Counterparts.  This Amendment No. 1 may be executed in any number of counterparts (including by facsimile), each of which shall be an original and all of which shall constitute one and the same document.

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be duly executed as of the day and year first above written.

Attest:		NORTHWEST AIRLINES CORPORATION

By:	/s/ Cathy R. Sams	By:	/s/ Michael L. Miller
	Name: Cathy R. Sams		Name: Michael L. Miller
	Title: Assistant Secretary		Title: Vice President, Law and Secretary

Attest:		COMPUTERSHARE TRUST COMPANY,
N.A., as Rights Agent

By:	/s/ Suzanne L. Schaming	By:	/s/ Dennis V. Moccia
	Name: Suzanne L. Schaming		Name: Dennis V. Moccia
	Title: Corporate Counsel		Title: Managing Director

OFFICER’S CERTIFICATE

This certificate is delivered to Computershare Trust Company, N.A. (the “Rights Agent”), in connection with that certain Rights Agreement, dated as of May 25, 2007, by and between Northwest Airlines Corporation, a Delaware corporation (the “Company”), and the Rights Agent (the “Rights Agreement”), in accordance with Section 27 of the Rights Agreement.  Pursuant to Sections 20(g) and 27 of the Rights Agreement, the Rights Agent shall execute the attached Amendment No. 1 to the Rights Agreement upon the delivery of this officer’s certificate stating that such Amendment No. 1 to the Rights Agreement is in compliance with the terms of Section 27 of the Rights Agreement.

The undersigned hereby certifies that the attached Amendment No. 1 to the Rights Agreement was duly and validly authorized and adopted by the Board of Directors of the Company and said Amendment No. 1 to the Rights Agreement is in compliance with the terms of Section 27 of the Rights Agreement.

The Company hereby directs the Rights Agent to execute and deliver the Amendment No. 1 to the Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this 14th day of April, 2008.

NORTHWEST AIRLINES CORPORATION

By:	/s/ Michael L. Miller
Name: Michael L. Miller
Title: Vice President, Law and Secretary